Exhibit 5.1

Mitchell Silberberg & Knupp llp

A Law Partnership Including Professional Corporations

June 26, 2017

Inpixon
2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Re:	Inpixon Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-218173, as amended (the “Registration Statement”), of Inpixon, a Nevada corporation (the “Company”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $10,350,000 of units (which includes up to $1,350,000 of units that may be sold by the Company upon exercise of an option granted to the underwriter to purchase additional units) that can be comprised of (i) Class A Units (the “Class A Units”), with each Class A Unit consisting of one share (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Class A Warrant Shares”); or (ii) Class B Units (the “Class B Units”), with each Class B Unit consisting of one share of the Company’s Series 2 Convertible Preferred Stock, par value $0.001 per share (the “Series 2 Preferred”), and convertible into shares of Common Stock (the “Conversion Shares”) as set forth in the Certificate of Designation for the Series 2 Preferred, the form of which is filed as an exhibit to the Registration Statement, and one warrant to purchase one share of Common Stock (the “Class B Warrant Shares” and together with the Class A Warrant Shares, the “Warrant Shares”). Together, the warrants offered in the Class A Units and the Class B Units are referred to in this opinion as the “Warrants.” The Warrants will be issued pursuant to a warrant agency agreement (the “Warrant Agency Agreement”) with Corporate Stock Transfer, Inc., as warrant agent.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen common stock certificates, the Warrant Agency Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Common Shares, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (ii) upon filing the Certificate of Designation of Preferences, Rights and Limitations of Series 2 Convertible Preferred Stock with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, the shares of Series 2 Preferred included in the Class B units, when issued against payment therefor pursuant to to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (iii) the Conversion Shares, when issued upon the conversion of the Series 2 Preferred, will be validly issued, fully paid and non-assessable, (iv) the Warrant Shares, when issued in accordance with the terms of the Warrant Agency Agreement against payment therefor as set forth in the Warrants, will be validly issued, fully paid and non-assessable; (v) the Warrants, when issued pursuant to the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (vi) the Class A Units, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (vii) upon filing the Certificate of Designation of Preferences, Rights and Limitations of Series 2 Convertible Preferred Stock with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, the Class B Units, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Nevada Revised Statutes. This opinion is limited to the effect of the current state of the laws of the State of New York, the laws of the State of Nevada and the facts stated herein as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion in clause (v) above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Mitchell Silberberg & Knupp LLP

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